Reliance Steel & Aluminum Co. Reports Fourth Quarter And Full Year 2014 Financial Results

− Fourth quarter EPS of $1.18, up 49%; sales of $2.58 billion, up 11.7% year-over-year

− Record 2014 annual sales of $10.45 billion, up 13.3%

− Repurchased $50 million of common stock

− Increased 2015 regular quarterly dividend 14%

LOS ANGELES, Feb. 19, 2015 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Financial Highlights

  Sales were $2.58 billion, up 11.7% from $2.31 billion in the fourth quarter of 2013 and down 4.7% from $2.71 billion in the third quarter of 2014.
  Tons sold were up 4.4% from the fourth quarter of 2013 and down 4.9% from the third quarter of 2014, with the average selling price per ton sold up 6.4% from the fourth quarter of 2013 and down 0.1% from the third quarter of 2014.
  Net income attributable to Reliance was $92.3 million, up 49.4% from $61.8 million in the fourth quarter of 2013 and down 3.4% from $95.5 million in the third quarter of 2014.
  Earnings per diluted share were $1.18, up 49.4% from $0.79 in the fourth quarter of 2013 and down 2.5% from $1.21 in the third quarter of 2014.
  Non-GAAP earnings per diluted share were $1.01, up 7.4% from $0.94 in the fourth quarter of 2013 and down 24.1% from $1.33 in the third quarter of 2014.
  A pre-tax LIFO charge, or expense, of $24.5 million, is included in cost of sales compared to a pre-tax LIFO credit, or income, of $12.7 million in the fourth quarter of 2013 and an expense of $20.0 million for the third quarter of 2014.
  The effective tax rate was 26.6% compared to 33.0% in the fourth quarter of 2013 and 25.7% in the third quarter of 2014.
  Cash flow from operations was $193.2 million for the fourth quarter of 2014 and net debt-to-total capital was 35.0% at December 31, 2014.
  Completed the acquisition of Fox Metals and Alloys, Inc., effective December 1, 2014.
  Repurchased $50 million of Reliance common stock.
  Quarterly cash dividend increased to $0.40 per share, a 14% increase.

Full Year 2014 Financial Highlights

  Sales were a record $10.45 billion, up 13.3% from $9.22 billion in 2013.
  Tons sold were up 13.0% from 2013 and the average selling price per ton sold was up 0.4%.
  Net income attributable to Reliance was $371.5 million, up 15.5% from $321.6 million in 2013.
  Earnings per diluted share were $4.73, up 14.3% from $4.14 in 2013.
  Non-GAAP earnings per diluted share were $4.83, up 8.5% from $4.45 in 2013.
  A pre-tax LIFO charge, or expense, of $54.5 million, is included in cost of sales compared to a pre-tax LIFO credit, or income, of $50.2 million in 2013.
  The effective tax rate was 31.1% compared to 32.1% in 2013.
  Cash flow from operations was $356.0 million.

Management Commentary

"Reliance achieved solid growth in 2014 and we are pleased with our strong operational execution throughout the year," said David H. Hannah, Chairman and CEO of Reliance. "Demand in the fourth quarter reflected the normal seasonal slowdown caused by fewer shipping days due to the holiday season and holiday-related closures by many of our customers.  However, with the exception of the energy markets, underlying demand momentum in the fourth quarter remained strong.  Reliance's sequential quarter 4.9% reduction in tons sold was better than the MSCI Industry average decline of 7.6% in the quarter.  Reliance also significantly outpaced the industry for the full year with a 6.1% increase in same store tons sold compared to the MSCI Industry average increase of 4.2%. Although metals pricing was generally stronger in 2014 than in 2013, steel pricing was constrained by historically high levels of imports supported, in part, by a strengthening U.S. dollar. This, plus the effects of significant decreases in the price of scrap and other steelmaking raw materials during the 2014 fourth quarter, resulted in falling steel prices that have continued into 2015 and negatively affected our gross profit margins."

Mr. Hannah continued, "With improved overall demand and pricing throughout the majority of the year, Reliance generated full year net sales growth of 13% over 2013 with nearly a 34% increase in full year operating income on a FIFO basis, reflecting another strong performance by our managers in the field.  We also completed three acquisitions in 2014 that nicely complement the Reliance family of companies in terms of geographic footprint, end market diversification and product mix."

Mr. Hannah concluded, "During 2014, in addition to the acquisitions, we spent $190 million for capital expenditures to support organic growth initiatives, repurchased $50 million of our common stock, and paid regular dividends of $109 million to our shareholders.  Our healthy balance sheet and confidence in our operational execution provides a strong foundation for us to continue investing in the growth of our business while, at the same time, returning value to our shareholders through dividends and share repurchases."

Fourth Quarter 2014 Business Metrics
(tons in thousands; percentage change)
	Q4 2014	Q3 2014	Sequential Quarter Change	Q4 2013	Year-Over- Year Change
Tons sold	1,469.3	1,545.4	(4.9%)	1,406.9	4.4%
Tons sold (same-store)	1,162.7	1,227.3	(5.3%)	1,109.2	4.8%

Average selling price per ton sold	$1,751	$1,752	(0.1%)	$1,645	6.4%

Fourth Quarter 2014 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q4 2014 Tons Sold	Q3 2014 Tons Sold	Sequential Quarter Change	Q4 2013 Tons Sold	Year- Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,199.3	1,258.7	(4.7%)	1,164.0	3.0%	(1.3%)	4.6%
Aluminum	81.8	84.3	(3.0%)	71.3	14.7%	3.1%	7.2%
Stainless steel	73.8	80.6	(8.4%)	71.6	3.1%	2.0%	11.5%
Alloy	76.7	83.2	(7.8%)	67.4	13.8%	(0.5%)	(0.2%)

	Sales ($ in millions; percentage change)
	Q4 2014 Sales	Q3 2014 Sales	Sequential Quarter Change	Q4 2013 Sales	Year-Over-Year Change
Carbon steel	$1,394.6	$1,482.6	(5.9%)	$1,294.4	7.7%
Aluminum	$438.3	$438.0	0.1%	$356.2	23.0%
Stainless steel	$375.3	$401.7	(6.6%)	$326.5	14.9%
Alloy	$223.2	$243.4	(8.3%)	$196.5	13.6%

Full Year 2014 Business Metrics
(tons in thousands)
	2014	2013	Percentage Change
Tons sold	6,086.9	5,388.8	13.0%
Tons sold (same-store)	4,789.1	4,513.8	6.1%

Average selling price per ton sold	$1,719	$1,712	0.4%

Full Year 2014 Major Commodity Metrics
	Tons Sold (tons in thousands)			Average Selling Price per Ton Sold
	2014 Tons Sold	2013 Tons Sold	Percentage Change	Percentage Change
Carbon steel	4,983.9	4,398.5	13.3%	2.7%
Aluminum	321.4	285.1	12.7%	0.0%
Stainless steel	312.8	280.3	11.6%	1.0%
Alloy	320.3	295.6	8.4%	(1.6%)

	Sales ($ in millions)
	2014 Sales	2013 Sales	Percentage Change
Carbon steel	$5,781.6	$4,970.5	16.3%
Aluminum	$1,655.7	$1,469.4	12.7%
Stainless steel	$1,517.2	$1,346.0	12.7%
Alloy	$934.4	$876.7	6.6%

End-market Commentary

Reliance experienced steadily improving customer demand across most all of its end markets in 2014. While the Company does not expect any single end-market to deliver outsized growth in 2015, continued strength in the aerospace and automotive (through the Company's toll processing operations) markets are expected, along with further improvement in the non-residential construction market.

  Aerospace demand continued to improve during 2014 compared to 2013 levels, and is expected to further improve throughout 2015.  Reliance expects pricing will improve as 2015 progresses.
  Automotive, supported mainly by the Company's toll processing operations in the U.S. and Mexico, is expected to continue at its current, strong production rates in 2015.  The increase in aluminum usage in the automotive industry continues to represent a growth area for Reliance.
  Heavy industry continues to perform reasonably well, despite some recent downward pressure on agricultural and mining equipment and pricing.
  Non-residential construction continued to show improvement in 2014 but remains at significantly reduced demand levels from its peak. Reliance believes that this important end-market will show further signs of improvement throughout 2015.
  Energy (oil and gas) demand for the products Reliance sells is expected to remain under pressure in 2015 due to the current weak oil prices.

Balance Sheet & Liquidity

As of December 31, 2014, total debt outstanding was $2.32 billion, for a net debt-to-total capital ratio of 35.0%, compared to 34.3% at December 31, 2013.  The Company had $675 million outstanding on its $1.5 billion revolving credit facility at December 31, 2014.  The Company generated $356.0 million in cash flow from operating activities in the twelve months ended December 31, 2014 compared to $633.3 million during the same twelve month period in 2013.  The decline was primarily due to higher levels of working capital needed in 2014 given the somewhat improved business conditions and increased sales.  Reliance remains pleased with its overall financial position, but sees opportunity to reduce current inventory levels, and expects to use the excess cash to pay down debt, along with funding its growth and returning value to shareholders.

Corporate Developments

Effective December 1, 2014, Reliance acquired all of the capital stock of Fox Metals and Alloys, Inc. ("Fox"), a steel distributor specializing in alloy, carbon and stainless steel bar and plate products, primarily servicing OEMs and machine shops who manufacture or support the manufacturing of equipment for the oil, gas and petrochemical industries.  Since beginning operations in 1985, Fox has built a reputation for providing outstanding customer service and being a trusted supplier in the Houston/Gulf Coast region. Fox's in-house processing services include saw cutting, plate burning and testing.  Net sales for Fox were approximately $50.5 million for the twelve months ended December 31, 2013.

On February 17, 2015, the Board of Directors declared a quarterly cash dividend of $0.40 per share of common stock, an increase of 14% from the 2014 quarterly rate of $0.35 per share. The dividend is payable on March 27, 2015 to shareholders of record as of March 13, 2015. The Company has paid regular quarterly dividends for 55 consecutive years and has increased the dividend 22 times since the 1994 IPO.

On October 21, 2014, Reliance's Board of Directors extended the existing Share Repurchase Plan to December 31, 2017. During the three months ended December 31, 2014, the Company repurchased 759,800 shares of its common stock at an average cost of $65.80 per share for $50 million under the Share Repurchase Plan.  At December 31, 2014, the remaining balance available for repurchases under the Share Repurchase Plan was about 7.1 million shares, or approximately 9% of its outstanding shares.

Business Outlook

Reliance expects the U.S. economy to continue to improve throughout 2015.  Despite current pressure on the portion of Reliance's business directly servicing the energy market, estimated at about 8% to 10% of total sales, lower fuel prices and energy costs are expected to drive improvement in overall U.S. demand.  The historically high levels of metal being imported into the U.S. are expected to continue given the strong U.S. dollar and weaker economies in other parts of the world, which will continue to put downward pressure on steel prices.  Due to normal seasonal trends, as well as the improving demand environment, Reliance expects higher tons sold in the first quarter of 2015 versus the fourth quarter of 2014, but lower average selling prices and margins.  As a result, management currently expects non-GAAP earnings per diluted share to be in the range of $1.00 to $1.10 for the quarter ending March 31, 2015.

Conference Call Details

A conference call and simultaneous webcast to discuss fourth quarter and full year 2014 financial results and business outlook will be held today, February 19, 2015 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call.  To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13599894.  The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 5, 2015 by dialing (877) 870-5176 and entering the conference ID: 13599894. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, liquidity, litigation matters and capital resources.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate.  Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC").  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Communications
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Income Statement Data:

Net sales	$2,576.7	$2,306.7	$10,451.6	$9,223.8
Gross profit[1]	622.3	604.2	2,621.0	2,397.6
Operating income	136.1	113.3	617.4	551.9
Pre-tax income	127.6	93.0	546.3	478.3
Net income attributable to Reliance	92.3	61.8	371.5	321.6
Diluted earnings per share attributable to Reliance shareholders	$1.18	$0.79	$4.73	$4.14
Non-GAAP diluted earnings per share attributable to Reliance shareholders[2]	$1.01	$0.94	$4.83	$4.45
Weighted average shares outstanding –
diluted	78,440,744	78,163,911	78,615,939	77,646,192
Gross profit margin[1]	24.2%	26.2%	25.1%	26.0%
Operating income margin	5.3%	4.9%	5.9%	6.0%
Pre-tax income margin	5.0%	4.0%	5.2%	5.2%
Net income margin – Reliance	3.6%	2.7%	3.6%	3.5%
Cash dividends per share	$0.35	$0.33	$1.40	$1.26

	December 31,	December 31,
	2014	2013*
Balance Sheet and Other Data:

Current assets	$3,121.1	$2,738.9
Working capital	2,458.3	2,165.5
Property, plant and equipment, net	1,656.4	1,603.9
Total assets	7,836.6	7,341.0
Current liabilities	662.8	573.4
Long-term debt	2,222.3	2,072.5
Total Reliance shareholders' equity	4,099.0	3,874.6
Capital expenditures	190.4	168.0
Cash provided by operations	356.0	633.3
Net debt-to-total capital[3]	35.0%	34.3%
Return on Reliance shareholders' equity[4]	9.6%	9.0%
Current ratio	4.7	4.8
Book value per share[5]	$53.03	$49.99

* Amounts were derived from audited financial statements.

1	Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2	See accompanying Non-GAAP earnings reconciliation.
3	Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders' equity plus total debt (net of cash).
4	Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders' equity.
5	Book value per share is calculated as total Reliance shareholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS

	December 31,	December 31,
	2014	2013*
Current assets:
Cash and cash equivalents	$106.2	$83.6
Accounts receivable, less allowance for doubtful accounts of $18.3 at December 31, 2014 and $18.9 at December 31, 2013	1,144.6	983.5
Inventories	1,752.1	1,540.0
Prepaid expenses and other current assets	71.8	59.0
Income taxes receivable	-	33.9
Deferred income taxes	46.4	38.9
Total current assets	3,121.1	2,738.9
Property, plant and equipment:
Land	197.5	191.7
Buildings	983.2	934.6
Machinery and equipment	1,479.8	1,350.3
Accumulated depreciation	(1,004.1)	(872.7)
	1,656.4	1,603.9

Goodwill	1,736.4	1,691.6
Intangible assets, net	1,241.6	1,213.8
Cash surrender value of life insurance policies, net	46.4	45.4
Investments in unconsolidated entities	5.4	14.1
Other assets	29.3	33.3
Total assets	$7,836.6	$7,341.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$286.5	$280.3
Accrued expenses	98.2	91.1
Accrued compensation and retirement costs	128.4	119.5
Accrued insurance costs	46.6	46.0
Current maturities of long-term debt and short-term borrowings	93.9	36.5
Income taxes payable	9.2	-
Total current liabilities	662.8	573.4
Long-term debt	2,222.3	2,072.5
Long-term retirement costs	102.2	84.0
Other long-term liabilities	28.5	35.9
Deferred income taxes	692.9	690.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 77,337,251 at December 31, 2014 and 77,492,017 at December 31, 2013, stated capital	819.4	818.3
Retained earnings	3,328.5	3,063.0
Accumulated other comprehensive loss	(48.9)	(6.7)
Total Reliance shareholders' equity	4,099.0	3,874.6
Noncontrolling interests	28.9	9.8
Total equity	4,127.9	3,884.4
Total liabilities and equity	$7,836.6	$7,341.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013*

Net sales	$2,576.7	$2,306.7	$10,451.6	$9,223.8

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,954.4	1,702.5	7,830.6	6,826.2
Warehouse, delivery, selling, general and administrative	431.0	424.7	1,789.8	1,638.4
Depreciation and amortization	55.2	51.3	213.8	192.4
Impairment of intangible asset	-	14.9	-	14.9
	2,440.6	2,193.4	9,834.2	8,671.9

Operating income	136.1	113.3	617.4	551.9

Other income (expense):
Interest	(20.7)	(20.7)	(81.9)	(77.5)
Other income, net	12.2	0.4	10.8	3.9
Income before income taxes	127.6	93.0	546.3	478.3
Income tax provision	33.9	30.7	170.0	153.6
Net income	93.7	62.3	376.3	324.7
Less: Net income attributable to noncontrolling interests	1.4	0.5	4.8	3.1
Net income attributable to Reliance	$92.3	$61.8	$371.5	$321.6

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.18	$0.79	$4.73	$4.14

Basic earnings per common share attributable to Reliance shareholders	$1.19	$0.80	$4.78	$4.19

Cash dividends per share	$0.35	$0.33	$1.40	$1.26

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2014	2013*
Operating activities:
Net income	$376.3	$324.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	213.8	192.4
Impairment of intangible asset	-	14.9
Deferred income tax (benefit) provision	(18.2)	3.1
(Gain) loss on sales of property, plant and equipment	(12.9)	0.7
Equity in earnings of unconsolidated entities	(2.2)	(2.3)
Dividends received from unconsolidated entity	0.9	3.9
Share-based compensation expense	22.8	26.0
Other	(3.6)	(0.4)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(97.2)	25.4
Inventories	(131.0)	111.9
Prepaid expenses and other assets	31.5	(17.3)
Accounts payable and other liabilities	(24.2)	(49.7)
Net cash provided by operating activities	356.0	633.3

Investing activities:
Purchases of property, plant and equipment	(190.4)	(168.0)
Acquisitions, net of cash acquired	(208.2)	(821.1)
Proceeds from sale of businesses, net	26.2	11.9
Other	7.4	(1.8)
Net cash used in investing activities	(365.0)	(979.0)

Financing activities:
Net short-term debt borrowings (repayments)	1.7	(473.0)
Proceeds from long-term debt borrowings	719.0	2,297.9
Principal payments on long-term debt	(552.2)	(1,454.5)
Debt issuance costs	-	(10.3)
Dividends paid	(108.7)	(96.9)
Exercise of stock options	28.8	70.1
Share repurchases	(50.0)	-
Other	(5.6)	(1.2)
Net cash provided by financing activities	33.0	332.1
Effect of exchange rate changes on cash	(1.4)	(0.4)
Increase (decrease) in cash and cash equivalents	22.6	(14.0)
Cash and cash equivalents at beginning of year	83.6	97.6
Cash and cash equivalents at end of year	$106.2	$83.6

Supplemental cash flow information:
Interest paid during the year	$82.4	$74.2
Income taxes paid during the year, net	$134.2	$161.4

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions	$39.2	$529.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	September 30, 2014	December 31, 2013

Net income attributable to Reliance	$92.3	$95.5	$61.8	$1.18	$1.21	$0.79
Acquisition and related charges	0.1	0.8	-	-	0.01	-
Impairment of intangible asset	-	-	14.9	-	-	0.19
Gain on acquisition achieved in stages	(11.4)	-	-	(0.15)	-	-
Antitrust related litigation costs	(1.8)	13.5	1.7	(0.02)	0.17	0.02
Restructuring charges	1.0	-	1.5	0.01	-	0.01
Other non-recurring settlement costs	3.2	1.0	-	0.04	0.01	-
Income tax benefit, related to above items	3.6	(5.7)	(6.8)	0.05	(0.07)	(0.07)
Gain, net related to sales of non-core assets	(12.7)	-	-	(0.16)	-	-
Income tax expense related to sales of non-core assets	4.8	-	-	0.06	-	-
Net income attributable to Reliance, adjusted	$79.1	$105.1	$73.1	$1.01	$1.33	$0.94

			Net Income		Diluted EPS
			Twelve Months Ended		Twelve Months Ended
			December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Net income attributable to Reliance			$371.5	$321.6	$4.73	$4.14
Acquisition and related charges			0.9	12.4	0.01	0.16
Impairment of intangible asset			-	14.9	-	0.19
Gain on acquisition achieved in stages			(11.4)	-	(0.15)	-
Antitrust related litigation costs			23.2	5.4	0.30	0.07
Restructuring charges			1.0	2.5	0.01	0.03
Other non-recurring settlement costs			4.2	-	0.05	-
Income tax benefit, related to above items			(6.4)	(11.3)	(0.08)	(0.14)
Gain, net related to sales of non-core assets			(11.6)	-	(0.15)	-
Income tax expense related to sales of non-core assets			8.5	-	0.11	-
Net income attributable to Reliance, adjusted			$379.9	$345.5	$4.83	$4.45

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for our existing and future shareholders. Adjustments to net income and EPS include charges for transaction costs related to its acquisitions of Aluminium Services UK Limited in August 2014 and Metals USA in April 2013, restructuring and other charges relating to the consolidation of three of its metals service centers, sale of non-core real estate, sale of certain non-core assets acquired as part of the Metals USA acquisition, gain from the acquisition of Acero Prime S. de R.L. de C.V. achieved in stages, legal costs and accruals related to the Texas antitrust litigation matter, and other non-recurring settlements which make comparisons to the Company's operating results between periods difficult using GAAP measures.

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